Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
DOXIMITY, INC.
Doximity, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
1.The name of the Corporation is Doximity, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 16, 2010 under the name of 3MD Communications, Inc.
2.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.
3.The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, Doximity, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Jeff Tangney, a duly authorized officer of the Corporation, on June 8, 2021.

/s/ Jeff Tangney
Jeff Tangney,
President & Chief Executive Officer

EXHIBIT A
ARTICLE I
The name of the Corporation is Doximity, Inc.
ARTICLE II
The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE III
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE IV
The total number of shares that this Corporation is authorized to issue is one billion five hundred seventy-six million three hundred forty-nine thousand five hundred eighty (1,576,349,580) shares. The total number of shares of common stock authorized to be issued is one billion five hundred million (1,500,000,000) shares, par value $0.001 per share (the “Common Stock”), one billion (1,000,000,000) of which shares are designated as “Class A Common Stock” and five hundred million (500,000,000) of which shares are designated as “Class B Common Stock”. The total number of shares of preferred stock authorized to be issued is seventy-six million three hundred forty-nine thousand five hundred eighty (76,349,580), par value $0.001 per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of twenty-seven million six hundred thirty-five thousand seven hundred eight (27,635,708) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of twenty-six million three hundred thirteen eight hundred seventy-two (26,313,872) shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of twenty-two million four hundred thousand (22,400,000) shares.
Immediately upon the acceptance of this Amended and Restated Certificate of Incorporation for filing by the Secretary of State of the State of Delaware (the “Effective Time”), the following recapitalization (the “Forward Stock Split”) shall occur: (i) each share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be exchanged and converted into two (2) shares of Common Stock, (ii) each share of Series A Preferred Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be exchanged and converted into two (2) shares of Series A Preferred Stock, (iii) each share of Series B Preferred Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be exchanged and converted into two (2) shares of Series B Preferred Stock, and (iv) each share of Series C Preferred Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be exchanged and converted into two (2) shares of Series C Preferred Stock. No scrip or fractional shares of Common Stock or Preferred Stock will be issued by reason of this paragraph.

Any stock certificate that, immediately prior to the Effective Time, represents shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, as equals the product obtained by multiplying the number of shares of such Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock represented by such certificate immediately prior to the Effective Time by two (2). All rights, preferences and privileges of the Common Stock and the Preferred Stock contained in this Amended and Restated Certificate of Incorporation reflect the Forward Stock Split (that is, all numeric references and other provisions included in this Amended and Restated Certificate of Incorporation have already given effect to, and no further adjustment shall be made on account of, the Forward Stock Split).
At the Effective Time, and after giving effect to the Forward Stock Split, the “Common Stock” as defined in the certificate of incorporation of the Corporation in effect immediately prior to the Effective Time shall be renamed as “Class B Common Stock”. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall from and after the Effective Time be deemed to represent shares of Class B Common Stock, subject to the terms of the Forward Stock Split as described above, without the need for surrender or exchange thereof.
ARTICLE V
The terms and provisions of the Common Stock and Preferred Stock are as follows:
1.Definitions. For purposes of this ARTICLE V, the following definitions shall apply:
(a)“Affiliate” means with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, managing member, officer, director or manager of such person and any venture capital, private equity, investment advisor or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management (or shares the same management, advisory company or investment advisor) with, such person.
(b)“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.
(c)“Conversion Price” shall mean (i) $0.3892 per share for the Series A Preferred Stock, (ii) $0.6488925 per share for the Series B Preferred Stock and (iii) $2.4104 per share for the Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).
(d)“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.
(e)“Corporation” shall mean Doximity, Inc.

(f)“Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases at no greater than cost of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation approved by the Board of Directors, including at least two (2) Preferred Directors, in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the Board of Directors, including at least two (2) Preferred Directors, and the holders of the Common and Preferred Stock of the Corporation voting as separate classes.
(g)“Dividend Rate” shall mean an annual rate of (i) $0.031136 per share for the Series A Preferred Stock, (ii) $0.0519114 per share for the Series B Preferred Stock and (iii) $0.192832 per share for the Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).
(h)“Final Conversion Date” shall mean 5:00 p.m. in New York City, New York on the first day falling on or after the tenth (10th) year anniversary of the IPO on which the securities exchange on which the Corporation’s equity securities are then principally listed or traded is open for trading.
(i)“Incapacity” shall mean that such holder is incapable of managing his, her or their financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Class B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.
(j)“IPO” shall mean the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
(k)“Liquidation Preference” shall mean (i) $0.3892 per share for the Series A Preferred Stock, (ii) $0.6488925 per share for the Series B Preferred Stock and (iii) $2.4104 per share for the Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).
(l)“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Class B Common Stock or Convertible Securities.
(m)“Original Issue Price” shall mean (i) $0.3892 per share for the Series A Preferred Stock, (ii) $0.6488925 per share for the Series B Preferred Stock and (iii) $2.4104 per share for the Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).
(n)“Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.
(o)“Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.
(p)“Requisite Holders” shall mean the holders of a majority of the voting power of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis).
(q)“Requisite Series C Holders” shall mean the holders of a majority of the voting power of the Series C Preferred Stock then outstanding (voting as a separate class).
(r)“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; (b) entering into a voting agreement that provides for the grant of a voting proxy to the Chief Executive Officer of the Corporation; (c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer”; or (d) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.
(s)“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.
2.Dividends.
(a)Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets of the Corporation at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.
(b)Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Class B Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).
(c)Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.
(d)Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, if Section 500 of the California Corporations Code is applicable to a payment made by the Corporation then such applicable section or sections shall not apply if such payment is a payment made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the Requisite Holders.
(e)Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of a majority of the voting power of the outstanding shares of such series of Preferred Stock.
3.Liquidation Rights.
(a)Liquidation Preference. In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified herein for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the Requisite Holders and the Requisite Series C Holders. If upon a Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).
(b)Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.
(c)Shares not Treated as Both Preferred Stock and Class B Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Class B Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Class B Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.
(d)Reorganization. For purposes of this Section 3, a Liquidation Event shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for bona fide capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of transactions retain, immediately after such transaction or series of transactions (and in substantially the same proportions relative to one another as immediately prior to such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (collectively, a “Liquidation Event”). The treatment of any transaction or series of related transactions as a Liquidation Event may be waived by the consent or vote of (i) the Requisite Holders, and (ii) the Requisite Series C Holders.
(e)Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:
(i)if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading day period ending three (3) trading days prior to the Distribution;
(ii)if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the twenty (20) trading day period ending three (3) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.
As used herein, “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York City time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.
(f)Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event, if any portion of the proceeds of such Liquidation Event is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and (b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and (b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.
(g)Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder's shares of such series into shares of Class B Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class B Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Class B Common Stock pursuant to this Section, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class B Common Stock.
4.Conversion of Preferred Stock. The holders of the Preferred Stock shall have conversion rights as follows:
(a)Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof and without additional consideration, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Class B Common Stock determined by dividing the Original Issue Price for the relevant series of Preferred Stock by the Conversion Price for such series. (The number of shares of Class B Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.
(b)Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Class B Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of an IPO covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $2.41 (as adjusted for Recapitalizations) and the aggregate gross proceeds (prior to underwriting commissions and offering expenses) to the Corporation are not less than $50,000,000, or (ii) upon the receipt by the Corporation of a written request for such conversion from (x) the Requisite Holders, and (y) the Requisite Series C Holders, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).
(c)Mechanics of Conversion. No fractional shares of Class B Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Class B Common Stock as determined in good faith by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Class B Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Class B Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Class B Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Class B Common Stock shall not then be actually delivered to such holder.
The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Class B Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class B Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Class B Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.
(d)Adjustments to Conversion Price for Diluting Issues.
(i)Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the date of the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:
(1)shares of Class B Common Stock issued upon the conversion of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock;
(2)shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements not to exceed 72,516,690 (as adjusted for Recapitalizations), or such greater number as may be approved by the Board of Directors (including at least two (2) Preferred Directors);
(3)shares of Common Stock issuable or issued upon the exercise or conversion of Options or Convertible Securities outstanding or specifically reserved for as of the date of filing of this Amended and Restated Certificate of Incorporation;
(4)shares of Common Stock issuable or issued as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e), 4(f) or 4(g) hereof;
(5)shares of Common Stock issuable or issued in an IPO pursuant to which all shares of Preferred Stock have converted to Common Stock;
(6)shares of Common Stock issuable or issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors (including at least two (2) Preferred Directors);

(7)shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors (including at least two (2) Preferred Directors);
(8)shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors (including at least two (2) Preferred Directors);
(9)shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors (including at least two (2) Preferred Directors); provided that such transactions are entered into primarily for strategic rather than capital raising purpose;
(10)shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors (including at least two (2) Preferred Directors); provided that such transactions are entered into primarily for strategic rather than capital raising purpose;
(11)shares of Class B Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;
(12)shares of Common Stock issued or issuable pursuant to transactions approved by (i) the Requisite Holders and (ii) the Requisite Series C Holders, and which approval expressly provides that such issuance shall not constitute Additional Shares of Common; and
(13)Class A Common Stock issued upon conversion of the Class B Common Stock.
(ii)No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.
(iii)Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Class B Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:
(1)no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Class B Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;
(2)if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Class B Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);
(3)no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;
(4)upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
(a)in the case of Convertible Securities or Options for Class B Common Stock, the only Additional Shares of Common issued were the shares of Class B Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
(b)in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.
(iv)Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.
(v)Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:
(1)Cash and Property. Such consideration shall:
(a)insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;
(b)insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
(c)in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing
(x)the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by
(y)the maximum number of shares of Class B Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(vi)Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4(d)(iv), then, upon the final such issuance, the applicable Conversion Price of the affected series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
(e)Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased. In the event the outstanding shares of one class of Common Stock shall be subdivided or combined, then the outstanding shares of the other class of Common Stock shall be subdivided or combined in the same manner.
(f)Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3, if the Class B Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Class B Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Class B Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.
(h)Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.
(i)Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of at least a majority of the voting power of the outstanding shares of such series (voting as a separate series on an as converted basis) either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
(j)Notices of Record Date. In the event that this Corporation shall propose at any time:
(i)to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
(ii)to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
(iii)to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation Event pursuant to Section 3(d);
then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution ) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.
The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the Requisite Holders.
(k)Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.
5.Conversion of Class B Common Stock.
(a)Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.
(b)Automatic Conversion. Following an IPO, Shares of Class B Common Stock shall automatically, without any further action, convert into an equal number of shares of Class A Common Stock upon the earlier of:
(i)a Transfer of such share; provided, however, that no such automatic conversion shall occur in the case of a Transfer by a Class B Stockholder to any of the persons or entities listed in clauses (1) through (7) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:
(1)a family member of such Class B Stockholder, which shall include with respect to any natural person who is a Class B Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Class B Stockholder; and provided, further, that lineal descendants shall include adopted persons, but only so long as they are adopted while a minor;
(2)a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder and/or family members of such Class B Stockholder have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder (other than as a settlor or beneficiary of such trust) and, provided, further, that in the event such Class B Stockholder and/or family members of such Class B Stockholder no longer have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B

Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(3)the beneficiaries or trustee of a trust; so long as the original grantor of the trust (the “Grantor”) and/or family members of such Grantor have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock, provided that in the event such Grantor and/or family members of such Grantor no longer have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock, each share of Class B Common Stock then held shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(4)a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as the Class B Stockholder and/or family members of such Class B Stockholder have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Class B Stockholder and/or family members of such Class B Stockholder no longer have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(5)an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision); provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(6)a corporation, partnership or limited liability company in which such Class B Stockholder and/or family members of such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise have legally enforceable rights, such that the Class B Stockholder and/or family members of such Class B Stockholder retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided, however, that in the event the Class B Stockholder and/or family members of such Class B Stockholder no longer own sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder and/or family members of such Class B Stockholder retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or
(7)an Affiliate of a Class B Stockholder; provided, however, that the person or entity holding sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock being Transferred (the “Controlling Person”) retains, directly or indirectly, sole dispositive power and exclusive Voting Control with respect to the shares following such Transfer; provided, further, that in the event the Controlling Person no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock Transferred to such Affiliate, each such share of Class B Common Stock Transferred to such Affiliate shall automatically convert into one (1) share of Class A Common Stock unless such transaction is otherwise approved by the Corporation.
(ii)the date specified by a written notice and certification request of the Corporation to the holder of such share of Class B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Class B Common Stock and confirming that a conversion to Class A Common Stock has not occurred, which date shall not be less than sixty (60) calendar days after the date of such notice and certification request; provided, however, that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a Class B Stockholder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date.
(c)Conversion Upon Death or Incapacity of a Class B Stockholder. Following an IPO, Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon the death or Incapacity of such Class B Stockholder.
(d)Automatic Conversion of All Outstanding Class B Common Stock. Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon the date specified by affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Class B Common Stock, voting as a single class.
(e)Final Conversion of Class B Common Stock. On the Final Conversion Date, each one (1) outstanding share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing by the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class B Common Stock in this Amended and Restated Certificate of Incorporation shall be eliminated.
(f)Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the

Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.
(g)Immediate Effect of Conversion. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 5, such conversion(s) shall be deemed to have been made at the time that the Corporation’s transfer agent receives the written notice required, the time that the Transfer of such shares occurred, the death or Incapacity of the Class B Stockholder or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class B Common Stock) are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such shares of Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 5 shall be retired and shall not be reissued.
(h)Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
6.Voting.
(a)Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
(b)No Series Voting. Other than as provided herein or required by law, there shall be no series voting.
(c)Preferred Stock. Each holder of Preferred Stock shall have the right to ten (10) votes for each share of Class B Common Stock into which such Preferred Stock held by such holder could then be converted as of the record date. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Class B Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.
(d)Election of Directors.
(i)So long as at least 2,000,000 shares (as adjusted for Recapitalizations) of Preferred Stock remain outstanding, the holders of a majority of the voting power of the then outstanding

Preferred Stock, voting as a single class and on an as-converted basis, shall be entitled to elect two (2) members of the Corporation’s Board of Directors (the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of a majority of the voting power of the then outstanding Common Stock, voting as a separate class from the Preferred Stock but together as a single class of Common Stock, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of a majority of the voting power of the then outstanding Preferred Stock and Common Stock, each voting as separate classes (and, with respect to the Preferred Stock, on an as-converted basis).
(ii)If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy. If a vacancy on the Board of Directors is to be filled by the stockholders, such vacancy shall be filled by, and only by, the affirmative vote of the voting power of the holders of the shares of the class or series of stock entitled to elect such director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.
(iii)Any director elected as provided in this subsection (d) may be removed, either with or without cause, by, and only by, the affirmative vote of the voting power of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.
(e)Adjustment in Authorized Common Stock. Subject to the protective provisions of Article V, Section 7 hereof and irrespective of any contrary provisions contained in Section 242(b)(2) of the General Corporation Law of the State of Delaware, the number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock or Class B Common Stock then outstanding) by an affirmative vote of the holders of a majority of the voting power of the stock of the Corporation.
(f)Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held and each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.
(g)California Section 2115. To the extent that Section 2115 of the California General Corporation Law makes Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.
7.Amendments and Changes.
(a)Required Class Vote. As long as at least 4,000,000 shares (as adjusted for Recapitalizations) of Preferred Stock remain issued and outstanding, the Corporation shall not (by amendment, merger, reclassification or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the Requisite Holders, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no further force and effect:
(i)alter or change (by reclassification, merger or otherwise) the rights, preferences or privileges of the Preferred Stock or any series thereof;
(ii)increase or decrease (other than by conversion pursuant to this Amended and Restated Certificate of Incorporation) the total number of authorized shares of Preferred Stock or any series thereof;
(iii)authorize or create (by reclassification, merger or otherwise) any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges, including, without limitation, with respect to dividends, conversion, redemption, or payments upon liquidation senior to or on a parity with any series of Preferred Stock or having voting rights other than those granted to any series of Preferred Stock generally;
(iv)consummate a Liquidation Event;
(v)redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase at no greater than cost of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;
(vi)change the authorized number of directors of this Corporation;
(vii)declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation;
(viii)increase the number of shares reserved for issuance to employees, consultants or other service providers under any equity incentive plan of the Corporation or otherwise or adopt any new similar plan or arrangement;
(ix)change the primary business of the Corporation;
(x)enter into an agreement or consummate a transaction (or series of related transactions) for the acquisition (by merger, stock purchase, asset purchase, or otherwise) of another entity, or investment in another entity; or
(xi)amend this Section 7(a).
(b)Required Series C Preferred Stock Vote. As long as at least 1,500,000 shares (as adjusted for Recapitalizations) of Series C Preferred Stock remain issued and outstanding, the Corporation shall not (by amendment, merger, reclassification or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the voting power of the then outstanding Series C Preferred Stock, voting as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no further force and effect:
(i)alter or change (by reclassification, merger or otherwise) the rights, preferences or privileges of the Series C Preferred Stock;
(ii)increase or decrease (other than by conversion pursuant to this Amended and Restated Certificate of Incorporation) the total number of authorized shares of Series C Preferred Stock;
(iii)authorize or create (by reclassification, merger or otherwise) any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges, including, without limitation, with respect to dividends, conversion, redemption, or payments upon liquidation senior to or on a parity with the Series C Preferred Stock or having voting rights other than those granted to the Series C Preferred Stock generally;
(iv)consummate a Liquidation Event;
(v)redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase at no greater than cost of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;
(vi)change the authorized number of directors of this Corporation;
(vii)declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation;
(viii)increase the number of shares reserved for issuance to employees, consultants or other service providers under any equity incentive plan of the Corporation or otherwise or adopt any new similar plan or arrangement;
(ix)change the primary business of the Corporation;
(x)enter into an agreement or consummate a transaction (or series of related transactions) for the acquisition (by merger, stock purchase, asset purchase, or otherwise) of another entity, or investment in another entity; or
(xi)amend this Section 7(b).
8.Identical Rights of Common Stock. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Class A

Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.
9.Mergers, Consolidation or Other Combination Transactions. In the event that this Corporation shall enter into any consolidation, merger, combination or other transaction or series of related transactions in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash or any other property, then, and in such event, the shares of Class A Common Stock and Class B Common Stock shall be entitled to be exchanged for or converted into the same kind and amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of the other class of Common Stock is exchanged or converted; provided, however, that if the stock or securities of the resulting entity issued upon such exchange or conversion of the shares of Common Stock outstanding immediately prior to such consolidation, merger, combination or other transaction would represent a majority of the voting power of such resulting entity (without giving effect to any differences in the voting rights of the stock or securities of the resulting entity to be received by the holders of shares of Class A Common Stock and the holders of Class B Common Stock), then the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive stock or securities of the resulting entity issuable upon such exchange or conversion that differ with respect to voting rights in a similar manner to which the shares of Class A Common Stock and Class B Common Stock differ under this Amended and Restated Certificate of Incorporation.
10.Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this Corporation.
11.Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.
ARTICLE VI
The Corporation is to have perpetual existence.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.
ARTICLE IX
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X
1.To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
2.The Corporation shall have the power to indemnify (and advance expenses), to the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
3.Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE XII
This Corporation renounces any interest or expectancy of this Corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this Corporation who is not an employee of this Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered

Person expressly and solely in such Covered Person’s capacity as a director of holder of Preferred Stock of this Corporation.
ARTICLE XIII
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, each as may be amended and restated, or amended from time to time, or (D) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine.